PROSPECTUS
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                        1,344,894 Shares of Common Stock
                           (par value $.01 per share)
                         729,979 Shares of Common Stock
        (Issuable upon the Conversion of Shares of Class B Common Stock)

                         FIRST SOUTH AFRICA CORP., LTD.

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            This Prospectus relates to (i) 1,344,894 shares of Common Stock, par value $.01 per share ("Common Stock") of First South Africa Corp., Ltd., a Bermuda Corporation (the "Company"), and (ii) 729,979 shares of Common Stock, par value $.01 per share, which shares shall be issuable upon the sale thereof by the holder of the same amount of Class B Common Stock named herein (the "Selling Shareholder"), (collectively, the "Shares") provided that the purchaser of such shares of Class B Common Stock is not a Designated Transferee, as
defined in this Prospectus. See "Description of Securities - Class B Common Stock" and "Selling Shareholder". Such shares of Class B Common Stock shall be automatically converted to 729,979 shares of Common Stock which are offered pursuant to this Prospectus upon the sale thereof by the Selling Shareholder to any person other than a Designated Transferee. See "Plan of Distribution." The Shares were issued to the Selling Shareholder pursuant to certain escrow agreements entered into by and among the Selling Shareholder as Escrow Agent, the Company and other parties (certain principal shareholders of the Company's
subsidiaries   which  were  acquired  by  the  Company)  as  described  in  such
Agreements. See "Selling Shareholder." The Shares may be offered and sold from time to time by the Selling Shareholder. The Company will not receive any of the proceeds from the sale of the Shares being sold by the Selling Shareholder.

            The Common Stock of the Company is traded on The Nasdaq National Market ("Nasdaq") under the symbol FSACF. On May 28, 1998, the closing price of the Common Stock on the Nasdaq was $6.125 per share.

            The Shares may be offered for sale by the Selling Shareholder from time to time in the over-the-counter market, in privately negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Shares may be sold directly by the Selling Shareholder or through brokers or dealers. In connection with any such sales, the Selling Shareholder and brokers or dealers participating in such sales may be deemed "underwriters" within the meaning of the Securities Act or 1933, as amended ("Securities Act"), and any discounts, commissions, concessions and any profits realized by them on the sale of the Shares may be deemed to be underwriting compensation under the Securities Act.

            AN INVESTMENT IN THE COMPANY'S SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE 5.

                  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                  SECURITIES   COMMISSION   NOR  HAS  THE  SECURITIES  AND
                  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

                   The date of this Prospectus is May 29, 1998

                              AVAILABLE INFORMATION

            The  Company  is subject to the  informational  requirements  of the
Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations promulgated thereunder, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

            The following documents filed by the Company with the Commission are incorporated into this Prospectus by reference:

            1. The Company's Annual Report on Form 10-K for the year ended June 30, 1997 (File No. 0-27494);
            2. The Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1997 (File No. 0-27494);
            3. The Company's Quarterly Report on Form 10-Q for the quarterly period ended December 31, 1997 (File No. 0-27494);
            4. The Company's Quarterly Report on Form 10-Q for the Quarterly period March 31, 1998 (File No. 0-27494);
            5.    The  Company's  Current  Report  on Form 8-K  (filed on May 8,
                  1997) as amended on Form 8-K/A (filed on July 3, 1997);
            6.    The Company's  Current  Report on Form 8-K (filed on September
                  10, 1997); and
            7. The description of the Common Stock contained in the Company's Registration Statement on Form 8-A, which was filed on January 1, 1996 (File No. 0-24624 ) as amended on Form 8-A/A (filed on January 16, 1996).

            All documents or reports subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus and to be a part of this Prospectus from the date of filing of such document. Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

            This Prospectus does not contain all the information set forth in the Registration Statement (No. 333-53507) on Form S-3 (the "Registration Statement") of which this Prospectus is a part, including exhibits relating thereto, which has been filed with the Commission in Washington, D.C. Copies of the Registration Statement and the exhibits thereto may be obtained, upon payment of the fee prescribed by the Commission, or may be examined, without charge, at the office of the Commission.

            THE COMPANY WILL PROVIDE, WITHOUT CHARGE, TO EACH PERSON (INCLUDING ANY BENEFICIAL OWNER) TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY AND ALL OF THE
INFORMATION THAT HAS BEEN INCORPORATED BY REFERENCE IN THIS PROSPECTUS (OTHER THAN EXHIBITS UNLESS SUCH EXHIBITS ARE EXPRESSLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS). REQUESTS SHOULD BE DIRECTED TO FIRST SOUTH AFRICA MANAGEMENT CORP., 2665 SOUTH BAYSHORE, SUITE 702, COCONUT GROVE, FLORIDA 33133, ATTENTION:
MR. CLIVE KABATZNIK, (305) 857-5009.

                               PROSPECTUS SUMMARY

            The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere or incorporated by reference in this Prospectus. References to a fiscal year are to the Company's fiscal year ended June 30 of that year (e.g., references to "fiscal 1997" are to the Company's fiscal year ended June 30, 1997).

                                   THE COMPANY

            First South Africa Corp., Ltd., (the "Company") was organized to acquire, own and operate seasoned, closely-held companies in South Africa with annual sales in the range of approximately $5 to $50 million. The Company has acquired through its wholly-owned subsidiary, First South African Holdings (Pty) Ltd. ("FSAH"), seventeen businesses based in South Africa ("the Acquisitions") that are as a group engaged in the following industry segments:

            1.          Processed foods.
            2.          Lifestyle Products.
            3.          Plastic packaging materials and machinery.
            4.          Industrial Manufacturing.

            In June 1997, FSAH transferred all of the shares of four of the Acquisitions to First S.A. Food Holdings Ltd ("FSA Food") and completed (i) the initial public offering, effected only in South Africa, of 5,000,000 ordinary shares of common stock of FSA Food, which shares are listed on the Johannesburg Stock Exchange, (ii) an institutional private placement in South Africa of 20,000,000 ordinary shares of common stock of FSA Food, and (iii) a private placement of 12,500,000 ordinary shares of common stock to management and staff. As of December 2, 1997, FSAH owned 70% of the issued and outstanding shares of FSA Food.

            In the quarter ended December 31, 1997, the Company, through its subsidiary First SA Life Style Holdings, completed a number of acquisitions, which expanded the scope of the Company's operations into the lifestyle products industry, including:

            (i) SA Leisure, a manufacturer of a broad range of injection molded plastic furniture, household, luggage and do-it-yourself products (the terms of the acquisition call for a payment of approximately $5.36 million in cash and 142,918 shares of common stock as well as an additional $2 million in shares of First SA Lifestyle Holdings);

            (ii) Republic Umbrella Manufacturers, an assembler and distributor of a wide variety of umbrellas and other related outdoor products (the terms of the acquisition call for a payment of approximately $4.33 million in cash as well as an additional $640,000 in shares of First SA Lifestyle Holdings; an additional payment, the value of which is contingent on future performances, shall be made over the next year);

            (iii) Galactex Outdoor (Pty) Ltd., the sole distributor of the Weber-Stephens range of outdoor products in South Africa as well as a broad range of other barbecue products (the terms of the acquisition call for a payment of approximately $2.3 million in cash as well as an additional $1.1 million in shares of First SA Lifestyle Holdings).

            In the quarter ended December 31, 1997, the Company also acquired Pacforce, a company specializing in the production and sale of plastic packaging materials. The terms of the acquisition call for an initial payment of approximately $205,000 in cash, and approximately 34,000 shares of stock. Additional payments contingent upon future performance shall be made over the next three and a half years.

            FSAH manages the Company's business interests in South Africa. FSAH monitors the operational performance of its subsidiaries and seeks out prospective acquisition candidates in businesses that complement or are otherwise related to the Company's existing businesses, and in other businesses that may be identified by the Company's management.

            The Company was formed in September 1995. The Company's principal executive offices are located at Clarendon House, Church Street, Hamilton HM II Bermuda, and its telephone number at such location is: (441) 295-1422. Certain management, shareholder relations and administrative services are provided to the Company by First South Africa Management Corp., a Delaware corporation that is a wholly-owned subsidiary of the Company ("FSAM"). FSAM's principal executive offices are located at 2665 South Bayshore, Suite 702, Coconut Grove, Florida 33133, and its telephone number at such location is (305) 857-5009.

                                  THE OFFERING

Securities Registered...............(i)  1,344,894  shares of  Common  Stock and
                                    (ii)  729,979  shares of Common  Stock which
                                    shares  shall  be  issuable  upon  the  sale
                                    thereof by the holder of the same  amount of
                                    Class  B  Common  Stock  named  herein  (the
                                    "Selling  Shareholder")  provided  that  the
                                    purchaser of such shares is not a Designated
                                    Transferee. See "Description of Securities -
                                    Class   B   Common   Stock"   and   "Selling
                                    Shareholder".  Such shares of Class B Common
                                    stock shall be  automatically  converted  to
                                    729,979  shares  of Common  Stock  which are
                                    offered pursuant to this Prospectus upon the
                                    sale thereof by the Selling  Shareholder  to
                                    any   person   other   than   a   Designated
                                    Transferee. See "Plan of Distribution."

Common Stock outstanding
prior to the offering hereby........5,275,392 shares of Stock

Class B Common Stock outstanding
prior to the offering hereby........1,822,500 shares of Class B Common Stock

Common Stock trading symbol
on the Nasdaq National Market.......FSAC

                                  RISK FACTORS

            An investment in the securities offered hereby is speculative in nature and involves a high degree of risk. In addition to the other information contained in this Prospectus, prospective investors should carefully consider the following risk factors before purchasing the securities offered hereby. Certain information incorporated by reference into this Prospectus include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and is subject to the safe harbor created by that act. There are several important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements contained in such discussions. Additional information on the risk factors which could effect the Company's financial results is included in this Prospectus and in the Company's Annual Report for the fiscal year ended June 30, 1997 on Form 10-K and the Company's Quarterly Reports for the first and second quarters of fiscal year 1998 on Form 10-Q and in other comments incorporated by reference herein.

RISKS RELATING TO OPERATIONS IN SOUTH AFRICA

            The Company's operations are conducted through its direct and indirect subsidiaries located in South Africa. For the foreseeable future, the Company expects to continue to focus all of its efforts in South Africa. The conduct of the Company's business in South Africa exposes the Company to certain risks, including the following:

            POLITICAL RISKS. Historically, the social structure of South Africa was governed according to the apartheid system. Racial tensions in South Africa have from time to time resulted in social unrest, strikes, riots and other sporadic localized violence. The apartheid system also resulted in the imposition of international financial and trade sanctions against South Africa. Although a new interim constitution was adopted providing for universal suffrage and the first national election under the new constitution took place in April 1994, there can be no assurance that social unrest, which could range in magnitude from civil disobedience to civil war, will not occur. The Company's businesses in South Africa have experienced politically-related work stoppages in the past, although since 1994 no such disturbance has been material. In addition, certain other countries in the region are currently engaged in or have had civil war with the corresponding severe adverse economic and social conditions and effects. Moreover, there can be no assurance as to the economic and tax policies which the South African government may pursue and whether those policies may include nationalization, expropriation and confiscatory taxation. Nationalization, expropriation or confiscatory taxation, as well as currency blockage, political changes, government regulation, strikes, political or social instability or diplomatic developments could adversely affect the economy of South Africa and could have a material adverse effect on the Company.

            RISKS RELATED TO CURRENCY EXCHANGE. All of the Company's operating subsidiaries do business in South African Rand and the Company's revenues are generally received in such currency. Historically, there has been significant inflation in South Africa (averaging 10-15% per annum in recent years) and significant fluctuations in the exchange rate of the South African Rand. Because South Africa's inflation rate would impact its economy both domestically and internationally, and higher levels of inflation have frequently reduced the real return on capital and investment (thereby lowering the demand for capital goods including the types that the Company produces), South Africa's level of inflation may increase the Company's risk related to currency fluctuation. The U.S. Dollar equivalent of the Company's net assets and results of operations will be adversely affected by reductions in the value of the Rand relative to the U.S. Dollar. Similarly, if the exchange rate declines between the time the Company incurs expenses in other currencies and the time cash expenses are paid, the amount of South African Rand required to be converted into such other currencies in order to pay such expenses could be greater than the equivalent amount of such expenses in South African Rand at the time they were incurred. The exchange rate for South African Rand against the U.S. dollar declined during fiscal year 1997 during which period the average rate of exchange for the Rand against the dollar was $1.00 to Rand 4.53 as compared with an average rate of $1.00 to Rand 3.85 for fiscal year 1996. As of May 28, 1998, the Rand was trading at approximately 5.16 Rand to the Dollar.

            ECONOMIC RISKS. The economy of South Africa may differ unfavorably from the U.S. economy in such respects as growth of gross domestic product or gross national product, rate of inflation, taxation, capital reinvestment, resource self-sufficiency and balance of payments position. South Africa may be particularly susceptible to changes in the world price of gold and other primary commodities as these represent a majority of South Africa's exports. Any such unfavorable aspects of the South African economy may materially adversely affect the financial condition of the Company.

            GOVERNMENT REGULATORY CONSIDERATIONS. Generally, the making of loans by the Company to its subsidiaries, the ability of those subsidiaries to borrow from South African sources and the repatriation of dividends, interest and royalties by those subsidiaries is regulated by the Exchange Control Department of the South African Reserve Bank (the "Reserve Bank"). South Africa formerly operated a dual currency system comprising the commercial rand and the financial rand, which was abolished in 1995. The financial rand was the investment currency, which traded at a discount to the commercial rand. No guarantee can be given that the financial rand will not be reintroduced in the future with possible adverse consequences on the U.S. dollar value of the Company's investments in South Africa. Current South African Exchange Control Regulations provide that, subject to any exemption which may be granted by the South African Treasury (the "Treasury"), no non-resident of South Africa and no "affected person" (which includes any entity (i) that may distribute 50% or more of its capital, assets or earnings to a non-resident of South Africa or (ii) 50% or more of the voting power of which is controlled by a non-resident of South Africa) may provide any "financial assistance" to any South African resident. "Financial assistance" is broadly defined to include any loans, guarantees, sale/leasebacks, etc. Because FSAH will be deemed to be an "affected person," the Company is generally required to obtain the permission of the Treasury prior to loaning money to, providing guarantees on behalf of, or otherwise providing "financial assistance" to FSAH. Notwithstanding the above, a South African company such as FSAH is permitted a certain level of local borrowing without reference to the exchange control authorities and without prior consent. The amount which any affected person may borrow is calculated in accordance with the following formula:

                100%+ (PERCENTAGE SOUTH AFRICAN INTEREST X 100%)
                      ------------------------------------------

                          (percentage non-resident interest).

In addition, the terms of repayment of any such loan and the interest rate (which is generally market-related) will be regulated.

            Under other regulations, no person may, without permission, acquire any security from a non-resident or make any entry in a security register which involves the transfer of a security into or out of the name of a non-resident. The control is exercised by placing the endorsement "non-resident" on all securities owned by non-residents or in which non-residents have an interest. The non-resident endorsement is placed on the share certificates by a bank and is in practice easy to obtain.

            Certain other regulations impact the remittance of dividends and interest from South Africa, including any potential dividends to the Company from a South African subsidiary. In practice, the South African Reserve

Bank does not restrict the remittance of genuine dividends from income earned by South African companies although approval must be obtained. As a result, there can be no assurance that a South African subsidiary would be permitted to declare and pay a dividend to the Company.

ABSENCE OF SUBSTANTIVE DISCLOSURE RELATING TO ACQUISITIONS

            Although management of the Company will endeavor to evaluate the risks inherent in any particular acquisition, there can be no assurance that the Company will properly ascertain all such risks. Management of the Company will have virtually unrestricted flexibility in identifying and selecting prospective acquisition candidates. The Company does not intend to seek stockholder approval for any acquisitions unless required by applicable law or regulations and stockholders will most likely not have an opportunity to review financial information on an acquisition candidate prior to consummation of an acquisition. See "Description of Securities "

            South African companies that may be acquired by the Company are subject to South African GAAP which, in certain instances, may differ from U.S. GAAP. Although the Company intends to prepare financial statements in accordance with U.S. GAAP, the Company can provide no assurance that it will be able to do so. Although the Company is unaware of any South African GAAP requirement that would adversely affect it, there can be no assurance that the Company's financial condition or the ability of the Company to consummate future acquisitions will not be adversely affected by differences between South African GAAP and U.S. GAAP.

RISKS RELATED TO MANAGING NEWLY ACQUIRED BUSINESSES

            Acquisitions may involve difficulties related to the integration of acquired businesses, some of which may have different cultures, operating methodologies, margins or business risks. The failure to timely integrate the Company's business with that of an acquired entity may result in a material adverse effect on the Company's results of operations and financial condition. Further, acquisitions may involve a number of special risks, including diversion of management's attention, failure to retain key acquired personnel and clients, unanticipated events or circumstances, legal liabilities and amortization of acquired intangible assets, some or all of which could have a material adverse effect on the Company's results of operations and financial condition. Client satisfaction or performance problems at a single acquired firm could have a material adverse impact on the reputation of the Company as a whole.

HOLDING COMPANY STRUCTURE

            The Company is a holding company with no operations or significant assets other than its ownership of equity interests in direct and indirect subsidiaries as described in this Prospectus (and cash on hand in the amount of $4.7 million as at March 31, 1998). The Company will rely on cash dividends and other permitted payments from its subsidiaries, as well as its cash holdings, to make principal and interest payments on outstanding indebtedness of the Company. See "--Risks Relating to Operations in South Africa."

RISKS RELATED TO OPERATIONS OF FSA FOODS

            Two of the operating subsidiaries of FSA Foods each rely on a single major customer for a substantial portion of their respective revenues. The loss of any such major customer may have a material adverse effect on the financial condition of the Company. There can be no assurance that such major customers will continue to purchase the products of such FSA Foods subsidiaries.

POSSIBLE FLUCTUATIONS IN OPERATING RESULTS

            There can be no assurance that the Company's operating subsidiaries will continue to operate profitably, or that prior trends will be indicative of future results of operations. Future results of operations may fluctuate significantly based upon factors such as increases in competition, losses incurred by new businesses that may be acquired in the future, currency fluctuations, political changes, macroeconomic factors, the continued availability of new materials and other circumstances that may not be reasonably foreseeable at this time.

COMPETITION

            The Company competes with a number of companies, from South Africa and from other countries, offering similar products and services, some of whom may have substantially greater financial, management, technical and other resources than the Company. As a result of South Africa's recent political transformation, some South African businesses may be adversely affected by increased competition from foreign firms doing business in South Africa. In addition, South Africa has historically imposed significant tariffs against a number of industrial products. To the extent such tariffs are reduced or removed to comply with international treaty requirements or otherwise, the Company would face much greater pressure from globally competitive firms. There can be no assurance that the Company will compete effectively with such other companies or that other companies will not develop products which are superior to the Company's or which achieve greater market penetration. In addition, the Company may experience competition from other companies seeking to identify and consummate acquisitions of South African companies. Such competition may result in the loss of an acquisition candidate or an increase in the price the Company would be required to pay for any such acquisition.

LABOR RELATIONS

            A significant number of South Africa's workers belong to either registered or unregistered trade unions, and most of the major industries are unionized. A number of the trade unions have close links to various political parties. In the past, trade unions have had a significant influence in South Africa as vehicles for social and political reform as well as the collective bargaining process. It is uncertain whether labor disruptions will be used to advocate political causes in the future. Significant labor disruptions could have a material adverse effect on the financial condition of the Company.

            South Africa has also recently enacted a new Labour Relations Act. The Act entrenches the rights of employees to belong to trade unions and the rights of representative trade unions to have access to the workplace. The right to strike is guaranteed, as is the right to participate in secondary strikes, in certain prescribed circumstances. The right to picket has also been entrenched. The Act recognizes the rights of employers to belong to employers' associations. Importantly, the Act envisages an increased role for employees in the decision making of companies by providing, where a majority trade union so requests, for the compulsory establishment of workplace forums to represent the interests of employees where a company employs more than 100 employees. The range of issues on which the workplace forum must be consulted include restructuring of the workplace, partial or total plant closures, mergers and transfers of ownership insofar as these affect employees, and retrenchments. The implementation of the Labour Relations Act's provisions may have a material adverse effect on the Company's cost of labor and consequently on its financial condition. New legislation is currently being proposed regarding minimum conditions of labor. Such legislation, if enacted, is expected to increase South African labor costs.

DEPENDENCE ON KEY PERSONNEL

            The Company's success depends upon the continued contributions of its executive officers, most of whom are also principal stockholders of the Company, and the continued contributions of the management of Starpak, L.S. Pressings, Europair, FSA Foods and the FSA Foods Subsidiaries. The Company has obtained key man insurance in the amounts of $2,000,000 on the lives of each of Michael Levy and Clive Kabatznik. The business of the Company could be adversely affected by the loss of services of, or a material reduction in the amount of time devoted to the Company by, its executive officers.

CONTROL BY INSIDERS; OWNERSHIP OF SHARES HAVING
DISPROPORTIONATE VOTING RIGHTS; POSSIBLE DEPRESSIVE
EFFECT ON THE PRICE OF THE COMPANY'S SECURITIES

            The Company's founders and certain other shareholders own 1,822,500 shares of Class B Common Stock (excluding certain shares of Common Stock and options), representing approximately 25.7% of the Company's outstanding capital stock and approximately 63.3% of the total voting power (assuming no conversion of the outstanding debentures and the increasing rate debentures and no exercise of the other outstanding warrants and options) and are able to elect all of the Company's directors and otherwise control the Company's operations. Furthermore, the disproportionate vote afforded the Class B Common Stock could also serve to impede or prevent a change of control of the Company. As a result, potential acquirees may be discouraged from seeking to acquire control of the Company through the purchase of Common Stock, which could have a depressive effect on the price of the Company's securities and will make it less likely that shareholders receive a premium for their shares as a result of any such attempt. See "Description of Securities."

DIVIDENDS UNLIKELY

            The Company has not paid any cash dividends and does not anticipate paying any such cash dividends in the foreseeable future. Earnings, if any, will be retained to finance future growth.

SHARES ELIGIBLE FOR FUTURE SALES; POSSIBLE DEPRESSIVE EFFECT OF FUTURE SALES OF COMMON STOCK; REGISTRATION RIGHTS

            Future sales of Common Stock by existing securityholders pursuant to Rule 144 under the Securities Act, or otherwise, including with respect to outstanding Redeemable Class A Warrants and Redeemable Class B Warrants (the "Warrants") and certain debentures and increasing rate debentures issued by the Company, as described below, or the possibility of such sales in the public market, could have a material adverse effect on the market price of the securities offered hereby. As of May 8, 1998, there was an aggregate of 5,275,392 shares of Common Stock and 1,822,500 Class B Common Stock outstanding (assuming no conversion of the Company's outstanding debentures and increasing rate debentures and no exercise of the other outstanding warrants and options). In addition, an aggregate of 2,591,301 shares of Common Stock are issuable upon exercise of the Warrants issued by the Company and upon exercise of the Warrants included in the Units sold in connection with the Initial Public Offering of the Company in January 1996 (the "Initial Public Offering"). The 2,300,000 shares of Common Stock included as part of the Units sold in the Initial Public Offering were freely tradeable without restriction under the Securities Act immediately following the Initial Public Offering. All other shares of Common Stock and the shares of Class B Common Stock (other than the Shares being offered hereby), are "restricted securities" as that term is defined under the Securities Act, and in the future may be sold in compliance with Rule 144 under the Securities Act or pursuant to a Registration Sa)tatement filed under the Securities Act. Of the 5,275,392 shares of Common Stock issued and outstanding as of the date of this Prospectus, 1,344,894 shares were issued to the FSAH Escrow Agent pursuant to the terms of the FSAC Escrow Agreements between American Stock Transfer and Trust Company ("Escrow Agent"), FSAH, holders of FSAH Class B Stock and the

Company, respectively (all of which are being offered pursuant to this Prospectus). In addition the Company has issued 142,918 shares of Common Stock to the prior shareholders of SA Leisure subject to a two-year lock-up period. Of the 1,822,500 shares of Class B Common Stock issued and outstanding upon the date of this Prospectus, 729,979 shares were issued to the FSAH Escrow Agent pursuant to the terms of the FSAH Escrow Agreement (all of which are being offered pursuant to this Prospectus). All of the remaining shares of Class B Common Stock (which are not being offered hereby) are currently eligible for sale under Rule 144. Rule 144 generally provides that a person holding restricted securities for a period of one year may sell every three months in brokerage transactions and/or market-maker transactions an amount not to exceed the greater of (a) one percent (1%) of the Company's issued and outstanding Common Stock, or (b) the average weekly trading volume of the Common Stock during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares without any quantity limitation by a person who is not an affiliate of the Company and who has satisfied a two-year holding period. In addition, the Company registered (i) 1,666,667 shares of Common Stock issuable upon the conversion of certain debentures (at a conversion price of $6.00 per share), (ii) 1,578,948 shares of Common Stock issuable upon the conversion of certain increasing rate debentures (at a conversion price of $9.50 per share), (iii) 135,000 shares of Common Stock issuable upon exercise of certain placement warrants (at an exercise price of $6.00 per share), and (iv) 25,000 shares of Common Stock issuable upon exercise of certain purchase options (at an exercise price of $3.75 per share), which registration was declared effective in February 1998. Additional shares are reserved for issuance upon exercise of certain other options granted to the Directors and certain employees of the Company.

POTENTIAL ANTI-TAKEOVER EFFECTS OF PREFERRED STOCK

            The Company's Memorandum of Association authorizes the issuance of 5,000,000 shares of preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without shareholder approval (but subject to applicable government regulatory restrictions), to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any shares of its preferred stock, there can be no assurance that the Company will not do so in the future.

LIMITED RIGHTS OF SHAREHOLDERS UNDER BERMUDA LAW AND BYE-LAWS OF THE COMPANY

            The Company's corporate affairs are governed by its Memorandum of Association and bye-laws, as well as the common law of Bermuda relating to companies and the Companies Act 1981. The Company's bye-laws limit the right of securityholders to bring an action against officers and directors of the Company. The laws of Bermuda relating to shareholder rights, protection of minorities, fiduciary duties of directors and officers, matters of corporate governance, corporate restructuring, mergers and similar arrangements, takeovers, shareholder suits, indemnification of directors and inspection of corporate records, may differ from those that would apply if the Company were incorporated in a jurisdiction within the United States. The rights of shareholders in a Bermuda company may not be as extensive as the rights of a shareholder of a United States company and, accordingly, the holders of the Company's shares of Common Stock may be more limited in their ability to protect their interests in the Company. In addition, there is uncertainty whether the courts of Bermuda would enforce judgements of the courts of the United States and of other foreign jurisdictions. There is also uncertainty whether the courts of Bermuda would enforce actions brought in Bermuda which are predicated upon the securities laws of the United States.

                               SELLING SHAREHOLDER

            An aggregate of up to 2,074,873 shares of Common Stock may be offered for resale by the Selling Shareholder.

            The following table sets forth certain information with respect to each Selling Shareholder for whom the Company is registering securities for resale to the public. The Company will not receive any of the proceeds from the sale of such securities. To the Company's knowledge, there are no material relationships between the Selling Shareholder and the Company (except that the Selling Shareholder is the Company's Transfer and Warrant Agent, the Trustee pursuant to certain Indentures executed with respect to certain convertible debentures issued by the Company, and except as otherwise described below), nor have any such material relationships existed within the past three years.

                                     Shares of                        Shares of
                                    Common Stock      Shares of     Common Stock
                                    Beneficially     Common Stock   Beneficially
                                    Owned Prior     to be Offered    Owned After
   Name of Selling Shareholder      to Offering       hereunder       Offering
   ---------------------------      -----------       ---------       --------

American Stock Transfer &
 Trust Company
(as escrow agent)                       0            2,074,873            0
                                     -----           ---------         -----
Total                                   0            2,074,873            0



            The Selling Shareholder holds the Shares as escrow agent pursuant to certain escrow agreements described below.

FSAH ESCROW AGREEMENT

            The FSAH Escrow Agreement, executed in January 1996, provided for the concurrent issuance and delivery by the Company of 729,979 shares of Class B Common Stock to the FSAH Escrow Agent. The FSAH Escrow Agreement is intended to provide security for certain holders of FSAH Class B Stock, who are residents of South Africa and were prohibited by South African law from holding shares in a foreign company. The FSAH Escrow Agreement provides that the parties to such Agreement that are holders of FSAH Class B Stock will not sell such shares of stock except as provided in such Agreement. Specifically, the FSAH Escrow Agreement provides that the FSAH Class B Stock may be tendered to the FSAH Escrow Agent against payment therefor by the FSAH Escrow Agent, which payment may consist of the proceeds obtained from the sale by the FSAH Escrow Agent of an equal number of shares of Class B Common Stock of the Company, provided that the proceeds of such sale shall be delivered to the holder in exchange for his or her shares of FSAH Class B Stock. Upon the sale by the FSAH Escrow Agent of any shares of Class B Common Stock of the Company pursuant to the FSAH Escrow Agreement, the FSAH Escrow Agent will deliver to the Company the equivalent number of shares of FSAH Class B Stock tendered in connection therewith. Such shares of FSAH Class B Stock will then automatically convert into shares of FSAH Class A Stock and will be held by the Company together with the other shares of FSAH Class A Stock owned by the Company. The Company has granted certain piggyback registration rights to the FSAH Escrow Agent on behalf of the holders of the shares of FSAH Class B Stock held pursuant to the FSAH Escrow Agreement. Such shares of Class B Common Stock will be automatically converted to Common Stock of the Company upon the sale of such shares by the FSAH Escrow Agent pursuant to the terms of the FSAH Escrow Agreement. Such shares of Class B Common Stock will be controlled by the terms of the FSAH Escrow Agreement. Michael Levy has paid the purchase price of $.01 per share for each of the shares of Class B Common Stock held pursuant to the FSAH Escrow Agreement and the FSAH Escrow Agent has granted to Michael Levy an irrevocable proxy to vote each of such shares of Class B Common Stock prior to the sale or forfeiture of such shares, as the case may be. The Company owns 25,000,000 shares of FSAH Class A Stock and the remaining shares are held by the following persons in the amounts set forth below and under "FSAC Escrow Agreements."

                                                          FSAH CLASS B STOCK

FSA Stock Trust                                               383,523 shares
Global Capital                                                 50,000 shares
Bruce Thomas                                                   80,000 shares
Samuel Smith                                                   58,766 shares
Raymond Shaftoe                                                58,766 shares
Rhona Kabatznik                                                62,472 shares
Michael Levy                                                   36,452 shares
                                                             ---------------
                        Total:                                729,979 shares

FSAC ESCROW AGREEMENTS

            Since the consummation of the Company's initial public offering in January 1996, the Company has entered into a number of escrow agreements (the "FSAC Escrow Agreements") which are comprised of a number of additional agreements with the FSAH Escrow Agent, FSAH and certain principal shareholders of the Company's subsidiaries which were acquired since January 1996. The terms of the FSAC Escrow Agreements are substantially similar to the terms of the FSAH Escrow Agreement, except that only the FSAH Escrow Agreement provided for the issuance of shares of Class B Common stock to the FSAH Escrow Agent while each of the FSAC Escrow Agreements provided for the issuance of shares of Common Stock to the FSAH Escrow Agent which correspond to the following issuances of FSAH Class B Stock by FSAH:

SHARES ISSUED IN CONNECTION WITH THE PIEMANS PANTRY ACQUISITION(1)

Heinz Andreas                                                 220,262 shares
John Welch                                                    220,262 shares
Michael Morgan                                                 48,950 shares
                                                             ---------------
                        Total:                                489,474 shares

SHARES ISSUED IN CONNECTION WITH THE ASTORIA ACQUISITION(2)

Wolfgang Burre                                                186,407 shares

SHARES ISSUED IN CONNECTION WITH THE SEEMANNS ACQUISITION(3)

Mark Jericevich                                               157,596 shares
Ivan Jericevich                                               157,597 shares
                                                             ---------------
                        Total:                                315,193 shares

SHARES ISSUED IN CONNECTION WITH GULL FOODS ACQUISITION(4)

Trek Biltong                                                  238,660 shares

SHARES ISSUED IN CONNECTION WITH THE ACQUISITION OF FIRST STRUT (PTY) LTD.(5)

The Coch Family Trust                                          19,230 shares

SHARES ISSUED IN CONNECTION WITH THE ACQUISITION OF FIFERS BAKERY
(PROPRIETARY) LIMITED(6)

Eddie Hinde                                                    27,624 shares

SHARES ISSUED IN CONNECTION WITH THE PAKFORCE ACQUISITION(7)

Garth Remington                                                30,737 shares
Michael Risley                                                 30,737 shares
Stanley Watson                                                  6,832 shares

--------------------

(1) The Company has issued 489,474 shares of Common Stock to the FSAH Escrow Agent pursuant to the terms of a certain FSAC Escrow Agreement by and among FSAH, the Company, the FSAH Escrow Agent, and each of Mr. Andreas, Mr. Morgan and Mr. Welch respectively, in connection with the Piemans acquisition.

(2) The Company has issued 186,407 shares of Common Stock to the FSAH Escrow Agent pursuant to the terms of a certain FSAC Escrow Agreement by and among FSAH, the Company, the FSAH Escrow Agent and Mr. Burre in connection with the Astoria acquisition.

(3) The Company has issued 315,194 shares of Common Stock to the FSAH Escrow Agent pursuant to the terms of a certain FSAC Escrow Agreement by and among FSAH, the Company, the FSAH Escrow Agent, and each of Mr. Mark Jericevich and Mr. Ivan Jericevich respectively, in connection with the Seemanns acquisition.

(4) The Company has issued 238,660 shares of Common Stock to the FSAH Escrow Agent pursuant to the terms of a certain FSAC Escrow Agreement by and among FSAH, the Company, the FSAH Escrow Agent and Mr. Biltong in connection with the Gull acquisition.

(5) The Company has issued 19,230 shares of Common Stock to the FSAH Escrow Agent pursuant to the terms of a certain FSAC Escrow Agreement by and among FSAH, the Company, the FSAH Escrow Agent and The Coch Family Trust in connection with the First Strut acquisition.

(6) The Company has issued 27,624 shares of Common Stock to the FSAH Escrow Agent pursuant to the terms of a certain FSAC Escrow Agreement by and among FSAH, the Company, the FSAH Escrow Agent and Mr. Hinde in connection with the Fifers acquisition.

(7) The Company has issued 68,306 shares of Common Stock to the FSAH Escrow Agent pursuant to the terms of a certain FSAC Escrow Agreement by and among the Company, FSAH, the FSAH Escrow Agent and each of Mr. Remington, Risely and Watson in connection with the Pakforce Acquisition.

            The rights and preferences accruing to holders of FSAH Class A Stock and holders of FSAH Class B Stock are substantially identical except that (i) FSAH is required to pay dividends to holders of FSAH Class B Stock equivalent, on a pro rata basis, to the dividends paid by the Company to holders of its Common Stock, (ii) payment of the above dividends on FSAH Class B Stock must be made no later than three business days subsequent to payment of dividends by the Company on its Common Stock, (iii) accrued dividends on FSAH Class B Stock must be paid prior to payment of any declared dividends on FSAH Class A Stock and
(iv) any shares of FSAH Class B Stock acquired by the Company will automatically converted to shares of FSAH Class A Stock upon such acquisition.

                              PLAN OF DISTRIBUTION

            The sale of the Shares by the Selling Shareholder may be effected from time to time in transactions (which may include block transactions by or for the amount of the Selling Shareholder) in the over-the counter market or in negotiated transactions, through the writing of options on the securities, a combination of such methods of sale or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices.

            The Selling Shareholder may effect such transactions by selling its securities directly to purchasers, through broker-dealers acting as agents for the Selling Shareholder or to broker-dealers who may purchase shares as principals and thereafter sell the securities from time to time in the over-the-counter market in negotiated transactions or otherwise. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholder or the purchasers for whom such broker-dealers may act as agents or to whom they may sell as principals or otherwise (which compensation as to a particular broker-dealer may exceed customary commissions).

            The SEC adopted Regulation M on March 4, 1997, which replaced Rule 10b-6 and certain other rules and regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Regulation M prohibits any person engaged in the distribution of the securities to be sold by the Selling Shareholder from simultaneously engaging in market-making activities with respect to any securities of the Company during the applicable "cooling-off" period (one to five business days) prior to the commencement of such distribution. In addition, the Selling Shareholder will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Regulation M, which provisions may limit the timing of the purchases and sales of shares of the Company's securities by the Selling Shareholder.

            The Selling Shareholder and broker-dealers, if any, acting in connection with such sale might be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of the securities might be deemed to be underwriting discounts and commissions under the Securities Act.

                            DESCRIPTION OF SECURITIES

GENERAL

            The authorized capital stock of the Company consists of an aggregate of 23,000,000 shares of Common Stock, par value $.01 per share, 2,000,000 shares of Class B Common Stock, par value $.01 per share, and 5,000,000 shares of
Preferred Stock, par value $.01 per share. As of the date hereof, 1,822,500 shares of Class B Common Stock are outstanding. The following statements describe the material provisions of the securities being registered hereby and certain other securities of the Company. See "Antitakeover Protections" and "Differences in Corporate Law" for a description of the Company's Memorandum of Association, bye-laws and The Companies Act 1981 of Bermuda, regarding anti-takeover provisions and related matters affecting the Company. Such statements and disclosure do not purport to be complete and are qualified in their entirety by reference to the full Memorandum of Association and bye-laws which are exhibits to the Company's Registration Statement of which this Prospectus is a part.

COMMON STOCK

            Holders of Common Stock have one vote per share on each matter submitted to a vote of the shareholders and a ratable right to the net assets of the Company upon liquidation. Holders of the Common Stock do not have preemptive rights to purchase additional shares of Common Stock or other subscription rights. The Common Stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of Common Stock are entitled to share equally in dividends from legally available sources as determined by the Board of Directors, subject to any preferential dividend rights of the Preferred Stock (described below). Upon dissolution or liquidation of the Company, whether voluntary or involuntary, holders of the Common Stock are entitled to receive assets of the Company available for distribution to the shareholders, subject to the preferential rights of the Preferred Stock. All of the shares of Common Stock offered hereby are validly authorized and issued, fully paid and non-assessable.

CLASS B COMMON STOCK

            The Class B Common Stock and the Common Stock are substantially identical on a share-for-share basis, except that the holders of Class B Common Stock have five votes per share on each matter considered by shareholders and the holders of the Common Stock have one vote per share on each matter considered by shareholders, and except that the holders of each class will vote as a separate class with respect to any matter requiring class voting by The Companies Act 1981 of Bermuda.

            Each share of Class B Common Stock is automatically converted into one share of Common Stock upon (i) the death of the original holder thereof, or, if such shares are subject to a shareholders agreement or voting trust granting the power to vote such shares to another original holder of Class B Common Stock, then upon the death of such other original holder, or (ii) the sale or transfer to any person other than the following transferees: (a) the spouse of a holder of Class B Common Stock; (b) any lineal descendants of a holder of Class B Common Stock, including adopted children (said descendants, together with the holder of Class B Common Stock and his or her spouse are hereinafter referred to as "Family Members"); (c) a trust for the sole benefit of a Class B Common shareholder's Family Members; (d) a partnership made up exclusively of Class B Common shareholders and their Family Members or a corporation wholly-owned by a holder of Class B Common Stock and their Family Members, and (e) any other holder of Class B Common Stock thereof. Presently, there are 1,822,500 shares of Class B Common Stock issued and outstanding ("Designated

Transferees"). The difference in voting rights increases the voting power of the holders of Class B Common Stock and accordingly has an anti-takeover effect. The existence of the Class B Common Stock may make the Company a less attractive target for a hostile takeover bid or render more difficult or discourage a merger proposal, an unfriendly tender offer, a proxy contest, or the removal of incumbent management, even if such transactions were favored by the shareholders of the Company other than the holders of Class B Common Stock. Thus, the shareholders may be deprived of an opportunity to sell their shares at a premium over prevailing market prices in the event of a hostile takeover bid. Those seeking to acquire the Company through a business combination will be compelled to consult first with the holders of Class B Common Stock in order to negotiate the terms of such business combination. Any such proposed business combination will have to be approved by the Board of Directors, which may be under the control of the holders of Class B Common Stock, and if shareholder approval were required, the approval of the holders of Class B Common Stock will be necessary before any such business combination can be consummated.

ANTI-TAKEOVER PROTECTIONS

            The voting provisions of the Common Stock and Class B Common Stock and the broad discretion conferred upon the Board of Directors with respect to the issuance of series of Preferred Stock (including with respect to voting rights) could substantially impede the ability of one or more shareholders (acting in concert) to acquire sufficient influence over the election of directors and other matters to effect a change in control or management of the Company, and the Board of Directors' ability to issue Preferred Stock could also be utilized to change the economic and control structure of the Company. As a result, such provisions, together with certain other provisions of the bye-laws summarized in the succeeding paragraph, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in such shareholder's best interest, including attempts that might result in a premium over the market price for the Common Stock held by shareholders.

            The bye-laws establish an advance notice procedure for the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors at annual general meetings of shareholders. In general, notice of intent to nominate a director at such meeting must be received by the Company not less than 90 days prior to the meeting and must contain certain specified information concerning the person to be nominated or the matter to be brought before the meeting and concerning the shareholder submitting the proposal.

DIFFERENCES IN CORPORATE LAW

            The Companies Act 1981 of Bermuda differs in material respects from laws generally applicable to United States corporations and their shareholders. Set forth below is a summary of significant provisions of The Companies Act (including any modifications adopted pursuant to the Company's bye-laws) applicable to the Company, which differ in general material respects from provisions of Delaware corporate law. The following statements are summaries, and do not purport to deal with all aspects of Bermuda law that may be relevant to the Company and its shareholders.

            Interested Directors. The bye-laws provide that any transaction entered into by the Company in which a director has an interest is not voidable by the Company nor can such director be liable to the Company for any profit realized pursuant to such transaction provided the nature of the interest is disclosed at the first opportunity at a meeting of directors, or in writing to the directors. Under Delaware law no such transaction would be voidable if (i) the material facts as to such interested directors' relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, (ii) such material facts are disclosed or are known to the stockholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the stockholders or (iii) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified. Under Delaware law, such interested director could be held liable for any transaction for which such director derived an improper personal benefit.

            Merger and Similar Arrangements. The Company may amalgamate (merge) with another Bermuda exempted company or a company incorporated outside Bermuda and carry on such business when it is within the objects of the Company's Memorandum of Association. See "Description of Securities - Certain Provisions of Bermuda Law." A shareholder may apply to a Bermuda court for a proper valuation of such shareholder's shares if such shareholder is not satisfied that fair value has been paid for such shares. The court ordinarily would not disapprove the transaction on that ground absent evidence of fraud or bad faith. Under Delaware law, with certain exceptions, any merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote.
Under Delaware law, a stockholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which such stockholder may receive cash in the amount of the fair market value of the shares held by such stockholder (as determined by a court or by agreement of the corporation and the stockholder) in lieu of the consideration such stockholder would otherwise receive in the transaction. Delaware law does not provide stockholders of a corporation with voting or appraisal rights when the corporation acquires another business through the issuance of its stock or other consideration (i) in exchange for the assets of the business to be acquired, (ii) in exchange for the outstanding stock of the corporation to be acquired or (iii) in a merger of the corporation to be acquired with a subsidiary of the acquiring corporation. Under Bermuda law, the Company's shareholders have the right to vote on (i) any compromise or arrangement between the Company and its shareholders, (ii) a take-over scheme for 100% of the Company's shares enabling the compulsory acquisition of a 10% minority interest (iii) an amalgamation (merger) of the Company and (iv) the discontinuance of the Company from Bermuda.

            Takeover. Bermuda law provides that where an offer is made for shares of another Company and, within four months of the offer the holders of not less than 90% of the shares which are the subject of the offer accept, the offeror may by notice require the nontendering shareholders to transfer their shares on the terms of the offer. Dissenting shareholders may apply to the court within one month of the notice objecting to the transfer. The burden is on the dissenting shareholders to show that the court should exercise its discretion to enjoin the required transfer, which the court will be unlikely to do unless there is evidence of fraud or bad faith or collusion as between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing out minority shareholders. Delaware law provides that a parent corporation, by resolution of its board of directors and without any shareholder vote, may merge with any 90% or more owned subsidiary. Upon any such merger, dissenting stockholders of the subsidiary would have appraisal rights.

            Shareholder's Suit. The rights of shareholders under Bermuda law are not as extensive as the right of shareholders under legislation or judicial precedent in many United States jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in the name of the Company to remedy a wrong done to the Company where the act complained of is alleged to be beyond the corporate power of the Company or is illegal or would result in the violation of the Memorandum of Association and bye-laws. (The Company's bye-laws limit the right of securityholders to bring an action against officers and directors of the Company.) Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of the Company's shareholders than actually approved it. The winning party in such an action generally would be able to recover a portion of attorneys fees incurred in connection with such action. Class actions and derivative actions generally are available to stockholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorney fees incurred in connection with such action.

            Indemnification of Directors. The Company may indemnify its directors or officers in their capacity as such in respect of any loss arising or liability attaching to them by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which a director or officer may be guilty in relation to the Company other than in respect of his own fraud or dishonesty. Under Delaware law, a corporation may adopt a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for breaches of the director's duty of loyalty, for acts or omission not in good faith or which involve intentional misconduct or knowing violations of law, for improper payment of dividends or for any transaction from which the director derived an improper personal benefit. Delaware law has provisions and limitations similar to Bermuda regarding indemnification by a corporation of its directors or officers, except that under Delaware law the statutory rights to indemnification may not be as limited.

            Inspection of Corporate Records. Members of the general public have the right to inspect the public documents of the Company available at the office of the Registrar of Companies in Bermuda which will include the Memorandum of Association (including its objects and powers) and any alteration to the Memorandum of Association and documents relating to an increase, reduction or other alteration of the Company's share capital. The shareholders have the additional right to inspect the bye-laws, minutes of general meetings and audited financial statements of the Company, which must be presented to the annual general meeting of shareholders. The register of shareholders of the Company is also open to inspection by shareholders without charge, and to members of the public for a fee. The Company is required to maintain its share register in Bermuda but may establish a branch register outside Bermuda. The Company is required to keep at its registered office a register of its directors and officers which is open for inspection by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records. Delaware law permits any shareholder to inspect or obtain copies of a corporation's shareholder list and its other books and records for any purpose reasonably related to such person's interest as a shareholder.

CERTAIN PROVISIONS OF BERMUDA LAW

            In a September 1, 1995 letter to the Company's Bermuda counsel, the Bermuda Monetary Authority approved the Company's application for "non-resident" status in Bermuda for exchange control purposes.

            The transfer of securities between persons regarded as resident outside Bermuda for exchange control purposes may be effected without specific consent under the Exchange Control Act 1972 and regulations thereunder. Issues and transfers of securities involving any person regarded as resident in Bermuda for exchange control purposes require specific prior approval under the Exchange Control Act 1972.

            Consequently, owners of the Company's shares of Common Stock who are non-residents of Bermuda for Bermuda exchange control purposes are not restricted in the exercise of the rights to hold or vote their shares. Because the Company has been designated as a non-resident for Bermuda exchange control purposes there are no restrictions on its ability to transfer funds in and out of Bermuda or to pay dividends to United States residents who are holders of the Company's Common Stock, other than in respect of local Bermuda currency.

            In accordance with Bermuda law, securities certificates are only issued in the names of corporations, partnerships or individuals. In the case of an applicant acting in a special capacity (for example as a trustee), certificates may, at the request of the applicant, record the capacity, in which the applicant is acting. Notwithstanding the recording of any such special capacity the Company is not bound to investigate or incur any responsibility in respect of the proper administration of any such trust.

            The Company will take no notice of any trust applicable to any of its securities whether or not it had notice of such trust. Specifically, the Company has no obligation under Bermuda law to ensure that a Trustee who is holding shares of the Company subject to a trust is properly carrying out the terms of such trust.

            As an "exempted Company", the Company is exempt from Bermuda laws which restrict the percentage of share capital that may be held by non-Bermudians, but as an exempted Company the Company may not participate in certain business transactions including: (1) the acquisition or holding of land in Bermuda (except that required for its business and held by way of lease or tenancy for terms of not more than 21 years); (2) the taking of mortgages on land in Bermuda to secure an amount in excess of $50,000 without the consent of the Minister of Finance of Bermuda; or (3) the carrying on of business of any kind in Bermuda, except in furtherance of the business of the Company carried on outside Bermuda or under a license granted by the Minister of Finance of Bermuda.


                                  LEGAL MATTERS

            The validity of the Shares offered hereby has been passed upon by Conyers, Dill & Pearman, Clarendon House, Church Street, Hamilton HM CX Bermuda.


                       ENFORCEABILITY OF CIVIL LIABILITIES

            The Company is organized under the laws of Bermuda. Certain of the directors and officers of the Company, and the South African experts named herein, are or may be residents of Bermuda or South Africa and all or a substantial portion of the assets of the Company and such persons are or may be located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon such persons, or to enforce against them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the United States federal securities laws. The Company understands that the United States does not currently have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters with Bermuda or South Africa and that there is doubt (i) whether a final judgment for the payment of money rendered by a federal or state court in the United States based on civil liability, whether or not predicated upon the civil liability provisions of the United States federal securities laws, would be enforceable in Bermuda or South Africa against the Company or certain of the Company's officers and directors, and (ii) whether an action could be brought in Bermuda or South Africa against the Company or certain of the Company's officers and directors in the first instance on the basis of liability predicated solely upon the provisions of the United States federal securities laws.

                                     EXPERTS

            The financial statements incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the years ended June 30, 1997 and June 30, 1996 have been audited by Price Waterhouse, independent auditors, as stated in their reports, which are incorporated by reference, and have been so incorporated herein in reliance upon such firm, its reports and upon the authority of such firm as an expert in accounting and auditing.

 NO PERSON HAS BEEN AUTHORIZED TO GIVE
ANY   INFORMATION   OR  TO  MAKE   ANY
REPRESENTATION IN CONNECTION WITH THIS
OFFERING OTHER THAN THOSE CONTAINED IN
THIS  PROSPECTUS  OR A  SUPPLEMENT  TO
THIS  PROSPECTUS,  AND,  IF  GIVEN  OR
MADE,   SUCH  OTHER   INFORMATION   OR
REPRESENTATIONS  MUST  NOT  BE  RELIED
UPON AS HAVING BEEN  AUTHORIZED BY THE
COMPANY OR ANY OTHER  PERSON.  NEITHER
THIS  PROSPECTUS NOR ANY SUPPLEMENT TO         FIRST SOUTH AFRICA CORP., LTD.
THIS  PROSPECTUS  CONSTITUTES AN OFFER
TO  SELL  OR  THE  SOLICITATION  OF AN
OFFER TO BUY ANY SECURITIES OTHER THAN
THE  SECURITIES TO WHICH IT RELATES OR
AN OFFER  TO SELL OR THE  SOLICITATION
OF AN OFFER TO BUY SUCH  SECURITIES IN
ANY  JURISDICTIONS  WHERE,  OR TO  ANY
PERSON TO WHOM, IT IS UNLAWFUL TO MAKE
SUCH  OFFER OR  SOLICITATION.  NEITHER
THE DELIVERY OF THIS  PROSPECTUS  OR A
SUPPLEMENT TO THIS  PROSPECTUS NOR ANY
SALE  MADE   HEREUNDER  OR  THEREUNDER        1,344,894 Shares of Common Stock
SHALL, UNDER ANY CIRCUMSTANCES, CREATE
ANY IMPLICATION THAT THERE HAS BEEN NO                       and
CHANGE IN THE  AFFAIRS OF THE  COMPANY
SINCE THE DATE  HEREOF OR  THEREOF  OR         729,979 Shares of Common Stock
THAT THE INFORMATION  CONTAINED HEREIN       (Issuable upon conversion of shares
OR  THEREIN  IS CORRECT AS OF ANY TIME            of Class B Common Stock)
SUBSEQUENT TO ITS DATE.

              ----------


TABLE OF CONTENTS                 PAGE

Available Information ...............2
Incorporation of Certain Documents...2                  May 29, 1998
Prospectus Summary...................3
Risk Factors.........................5
Selling Shareholder.................11
Plan of Distribution................14
Description of Securities...........15
Legal Matters.......................19
Enforceability of Civil
 Liabilities........................19
Experts.............................20